Allied Capital Re-Opens Amendment Discussions

Washington, DC – January 28, 2009 – Allied Capital (NYSE: ALD) announced that it has re-opened discussions with the lenders under its revolving credit facility and the holders of its outstanding private notes. Based on current estimates of asset values as of December 31, 2008, the Company believes its asset coverage ratio will be less than the 200% that is required under the revolving credit facility and the private notes. The Company plans to seek relief under the relevant terms of both the credit facility and the private notes.

Under the current terms of the revolving credit facility and the four separate issues of private notes, failure of the Company to satisfy the minimum 200% asset coverage ratio would constitute an event of default. In addition, if the Company does not maintain a minimum 200% asset coverage ratio, it would be precluded from declaring dividends or other distributions to its shareholders.

Under the Investment Company Act of 1940 and the covenants applicable to the Company’s outstanding public notes, failure to maintain a minimum 200% asset coverage ratio would result in the Company being unable to incur additional indebtedness.

The Company also currently expects that it will not be able to complete the process of granting a first priority lien on its assets under the revolving credit facility and the private notes by January 30, 2009, which absent an extension from the lenders and noteholders, would result in an event of default.

An event of default under the Company’s revolving credit facility and its outstanding private notes could have a material adverse impact on the Company’s liquidity, financial condition or results of operations.

About Allied Capital

Allied Capital (NYSE: ALD) is a leading business development company (BDC) in the U.S. that is regulated under the Investment Company Act of 1940. Allied Capital invests long-term debt and equity capital in middle market businesses nationwide. Founded in 1958 and operating as a public company since 1960, Allied Capital has been investing in the U.S. entrepreneurial economy for 50 years. At September 30, 2008, Allied Capital had $4.6 billion in total assets, $2.1 billion in total borrowings, $2.4 billion in total equity and a net asset value per share of $13.51. Allied Capital has a diverse portfolio of investments in 117 companies across a variety of industries. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com.

Forward-Looking Statements

The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in Allied Capital’s filings with the Securities and Exchange Commission. This press release should be read in conjunction with the company’s recent SEC filings.

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